Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Completes Acquisition of Avalon Laboratories

Westlake, Ohio, USA – August 11, 2014 — Nordson Corporation (Nasdaq: NDSN) today announced it has completed the acquisition of Los Angeles, California based Avalon Laboratories Holding Corp., a leading designer and manufacturer of highly specialized catheters and medical tubing products for cardiology, pulmonology and related applications. The completion of the transaction follows Nordson’s August 4, 2014 announcement that it had entered into an agreement to acquire Avalon.

Nordson management will provide additional details regarding the acquisition during its previously announced third quarter results webcast, scheduled for 8:30 a.m. ET, Friday, August 22. The webcast may be accessed on the investor section of Nordson’s website at www.nordson.com/investors or directly at http://www.media-server.com/m/p/rkc4qbox         . An archived version of the webcast will be available until September 5, 2014.

Nordson Corporation delivers precision technology solutions that help customers succeed worldwide. The company engineers, manufactures and markets differentiated products and systems used for precision dispensing of adhesives, coatings, sealants, biomaterials, fluids and other materials, plastic extrusion and injection molding, electronics testing and inspecting, and surface preparation, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson—Corp or www.facebook.com/nordson.

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